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                                                                    EXHIBIT 99.1



                                           Contact:      Robert J. Boehlke
                                                         Chief Financial Officer
                                                         160 Rio Robles
                                                         San Jose, CA 95134
                                                         (408) 468-6285



                 KLA REPORTS OPERATING RESULTS FOR THIRD QUARTER

SAN JOSE, Calif., April 15, 1997 - KLA Instruments Corporation today reported third quarter sales of $157 million and net income of $23.7 million compared with sales of $187 million and net income of $31.8 million for the third quarter last year. Quarterly earnings per share were $0.44 this year compared with $0.61 last year.

New orders for the quarter continued to recover from the September lows and the Company added moderately to its backlog. New order strength was led by continued improvement in the wafer inspection and metrology areas. The wafer business benefited from increases in the number of monitors in place at existing fabrication facilities which accounted for over two-thirds of the new orders for that business. Units at the top 10 fabs increased to more than 8.7 units per fab and for the first time, each of the top 10 fabs had at least 8 units per fab. Multiple system users increased from 147 last quarter to 155 at the end of this quarter. New facility construction in the industry continues to be slower than normal and provided less than one-third of the wafer business new orders.

The E-Beam metrology business booked record new orders and revenues during the quarter. The new KLA 8100 continued to gain market share against competitive alternatives in the U.S., Europe, Japan and Asia Pacific. New orders in the optical metrology business were higher than the prior quarter due to higher demand from the thin film head market.

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Geographically, orders in the U.S. were much stronger than the normal 30% of the total because of the preponderance of microprocessor and logic customer activity in the U.S. Orders from Japan were about normal, however, the Asia Pacific and Europe regions were below the normal range.

Gross margins were 52.3% during the quarter, up from the trough recorded during the previous quarter. The E-Beam metrology business recorded substantially higher gross margins as that business began to cover overhead charges more efficiently with higher sales volumes. Additionally, gross margins in all other major business units increased slightly during the quarter.

Operating costs were 32.8% of sales primarily as a result of increases in net R&D spending. Spending increased in the wafer business and the net spending in Rapid was affected by reductions in the amount of external funding of R&D by third parties. Commission expenses for sales in Japan are being phased out by fiscal year end but, nevertheless, accounted for almost $3 million during the quarter.

The Company's financial position improved again during the quarter. Receivables were about flat on slightly higher sales while inventories declined slightly. These improvements allowed cash and equivalents to increase by $38 million to a quarter end total of $418 million.

 KLA Instruments is the world's leading manufacturer of yield management and process control systems for the semiconductor industry. The Company's pending merger with Tencor Instruments is scheduled for shareholder votes at both companies on April 30, 1997. If favorable votes are obtained, the new company, KLA-Tencor, will commence business on May 1, 1997, and will continue to trade on the
                 Nasdaq National Market under the symbol "KLAC."

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                           KLA INSTRUMENTS CORPORATION

SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
------------------------------------------------------------------------------------------------------
                                                 Three Months Ended             Nine Months Ended
                                                     March 31,                       March 31,

                                                       1996            1997             1996
------------------------------------------------------------------------------------------------------
1997                                               (In thousands except per share amounts)
----

Net sales                                         $187,494   $157,761      $502,320   $473,586

Costs and expenses:
    Cost of sales                                   85,215     75,322       227,239    224,508
    Engineering, research and development           20,942     22,046        54,599     62,212
    Selling, general and administrative             33,655     29,622        90,957     94,368
                                                    ------     ------        ------     ------
                                                   139,812    126,990       372,795    381,088
                                                   -------    -------       -------    -------
Income from operations                              47,682     30,771       129,525     92,498
Interest income and other, net                       2,306      5,466        10,401     13,190
Interest expense                                    ( 273 )     ( 322 )       ( 897 )  ( 1,125 )
                                                    -------    -----         -------  -------
Income before income taxes                          49,715     35,915       139,029    104,563
Provision for income taxes                          17,898     12,211        50,051     35,551
                                                    ------     ------        ------     ------

Net income                                         $31,817    $23,704       $88,978    $69,012
                                                   -------    -------       -------    -------

Net income per share                                 $0.61      $0.44         $1.70      $1.30
                                                     =====      =====         =====      =====

Shares used in computing net income per share       52,170     53,830        52,321     53,014
                                                    ======     ======        ======     ======

SUMMARY CONSOLIDATED BALANCE SHEET
---------------------------------------------------------------------------------------------------
                                                          June 30,               March 31,
                                                            1996                    1997
---------------------------------------------------------------------------------------------------
ASSETS                                                             (In thousands)

Cash, cash equivalents and marketable securities         $261,411                 $418,371
Accounts receivable                                       203,470                  122,027
Inventories                                               132,377                  118,289
Other current assets                                       34,029                   42,665
Land, property and equipment, net                          71,825                   73,428
Other assets                                                9,660                   13,512
                                                            -----                   ------

    Total Assets                                         $712,772                 $788,292
                                                         ========                 ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                      $169,203                 $170,334
Deferred income taxes                                       6,320                    6,316
Stockholders' equity                                      537,249                  611,642
                                                          -------                  -------

    Total Liabilities and Stockholders' Equity           $712,772                 $788,292
                                                         ========                 ========